Exhibit 99.1
BigBear.ai Announces Third Quarter 2026 Results and Raises FY 2026 Revenue Guidance

•31% year over year revenue growth to $43.6 million; third straight quarter of organic growth
•Increases FY 2026 revenue guidance range to $150 million - $165 million
•>25 new contract wins since second quarter 2026, worth more than $225 million in contract value*
•878 basis point gross margin expansion, to 31.2% year over year
•Backlog grew 22% since second quarter 2026 to $330 million, including wins executed through September 30, 2026

McLean, VA– October 27, 2026 – BigBear.ai Holdings, Inc. (NYSE: BBAI) (“BigBear.ai” or the “Company”), a specialized security & defense technology company providing mission-ready AI, today reported financial results for the third quarter of 2026. A new investor presentation is also available on the Investor Relations section of the Company’s website. The earnings call is scheduled for 4:30 p.m. ET today. Participation details are included in this release.

“We’re raising our full-year revenue guidance after another strong quarter of revenue growth, a series of contract wins, and improved margins,” said Kevin McAleenan, CEO of BigBear.ai. “We won major recompetes. We won more than 25 new contracts with customers including the FBI, the U.S. Coast Guard, the Department of Energy, and classified awards. Just as important, we achieved the wins while growing margins and keeping our strong cash position. Our strategy remains centered on applied AI built by operators, for operators who face the toughest missions. Today’s results are further proof that our customers know mission impact when they see it, and they trust us to deliver. We believe that puts us in a strong position to grow in 2027.”

Sean Ricker, CFO of BigBear.ai, added, “Revenue grew again in the third quarter, our third straight quarter of organic growth since the end of last year. AI adoption in our markets is still in its early stages, and our recent wins show strong and growing demand.”

Third Quarter 2026 Financial Highlights

	Three Months Ended September 30,
$ thousands (unaudited)	2026	2025	Change
Revenues	$43,581	$33,143	$10,438
Gross margin	31.2%	22.4%	878 bps
Selling, general and administrative	31,308	25,255	6,053
Net (loss) income	(91,854)	2,521	(94,375)
Non-GAAP Adjusted EBITDA*	(9,080)	(9,401)	321

•Revenue: increased 31% to $43.6 million due to improved revenue performance across the business, and substantially driven by our BigBear Generative AI Platform, which was acquired as Ask Sage in December 2025.

*EBITDA, Adjusted EBITDA, and Contract Value are non-GAAP financial measures. See the “Non-GAAP Financial Measures” section in this press release for additional information and reconciliations.

•Gross margin: 31.2%, up from 22.4% in the third quarter of 2025 particularly supported by the results of our Generative AI Platform.

•Selling, general and administrative: increased $6.1 million to $31.3 million. This is primarily driven by increased intangible asset amortization of $2.4 million related to the Ask Sage acquisition, increased labor spend of $2.5 million driven by increased headcount, and increased sales and marketing spend of $1.4 million.

•Net (loss) income: $(91.9) million, compared to $2.5 million for the third quarter of 2025, primarily driven by a non-cash goodwill impairment charge of $76.7 million. Other drivers include a decrease in the changes in the fair value of derivatives of $21.9 million, partially offset by an increase in gross margin of $6.2 million and a decrease of interest expense of $4.3 million.

•Non-GAAP Adjusted EBITDA: Improved $0.3 million year-over-year to $(9.1) million.

Financial Outlook

For the year-ended December 31, 2026, the Company now projects:

•Revenue between $150 million to $165 million, an increase of 5% from the previous guidance range midpoint.

For more information, see the “Forward-Looking Statements” section in this release.

Earnings Call Information

BigBear.ai will webcast live the earnings results conference call (listen-only mode) at 4:30 pm ET today, Tuesday, October 27, 2026, on the BigBear.ai Investor Relations website at https://ir.bigbear.ai/. The accompanying presentation slides and relevant financial charts are also available at https://ir.bigbear.ai/.

*EBITDA, Adjusted EBITDA, and Contract Value are non-GAAP financial measures. See the “Non-GAAP Financial Measures” section in this press release for additional information and reconciliations.

Summary of Results for the Third Quarter Ended
September 30, 2026 and September 30, 2025
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
$ thousands (expect per share amounts)	2026	2025	2026	2025
Revenues	$43,581	$33,143	$114,765	$100,372
Cost of revenues	29,987	25,714	77,399	77,442
Gross margin	13,594	7,429	37,366	22,930
Operating expenses:
Selling, general and administrative	31,308	25,255	92,381	69,474
Research and development	5,385	3,375	18,480	11,934
Restructuring charges	64	660	448	4,257
Transaction expenses	59	—	2,092	—
Goodwill impairment	76,737	—	76,737	70,636
Operating loss	(99,959)	(21,861)	(152,772)	(133,371)
Interest expense	307	4,604	931	14,139
Interest income	(3,821)	(4,306)	(11,423)	(6,566)
Net (decrease) increase in fair value of derivatives	(4,228)	(26,125)	16,368	142,962
Loss on extinguishment of debt	—	—	15,826	2,577
Other expense, net	204	1,428	440	1,545
(Loss) income before taxes	(92,421)	2,538	(174,914)	(288,028)
Income tax (benefit) expense	(567)	17	(548)	56
Net (loss) income	$(91,854)	$2,521	$(174,366)	$(288,084)

Basic net (loss) income per share	$(0.19)	$0.01	$(0.37)	$(0.87)
Diluted net loss per share	$(0.19)	$(0.03)	$(0.37)	$(0.87)

Weighted-average shares outstanding:
Basic	480,324,180	396,589,354	477,522,574	331,973,873
Diluted	480,324,180	448,158,249	477,522,574	331,973,873

Consolidated Balance Sheets as of
September 30, 2026 and December 31, 2025
(Unaudited)

$ in thousands (except per share amounts)	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$77,112	$87,126
Restricted cash	1,687	5,521
Available for sale investments	208,678	200,461
Accounts receivable, less allowance for credit losses	40,471	22,703
Contract assets	1,257	218
Prepaid expenses and other current assets	21,298	14,514
Total current assets	350,503	330,543
Non-current assets:
Property and equipment, net	1,923	1,562
Goodwill	161,665	241,100
Intangible assets, net	124,391	139,470
Available for sale investments	113,185	173,949
Right-of-use assets	5,413	7,063
Other non-current assets	902	860
Total assets	$757,982	$894,547

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,224	$6,088
Current portion of long-term debt, net	16,685	16,560
Accrued liabilities	16,893	19,649
Contract liabilities	21,232	14,756
Current portion of long-term lease liability	706	1,095
Derivative liabilities	6,227	116,906
Other current liabilities	1,253	10,466
Total current liabilities	71,220	185,520
Non-current liabilities:
Long-term debt, net	—	90,484
Long-term lease liability	5,121	6,673
Total liabilities	76,341	282,677
Stockholders’ equity
Common stock, par value $0.0001; 1,000,000,000 shares authorized and 480,428,208 shares issued and outstanding at September 30, 2026 and 500,000,000 shares authorized and 436,955,655 shares issued and outstanding at December 31, 2025	49	46
Additional paid-in capital	1,723,521	1,534,792
Treasury stock, at cost; zero shares at September 30, 2026 and 9,952,803 shares at December 31, 2025	—	(57,350)
Accumulated deficit	(1,039,921)	(865,555)
Accumulated other comprehensive loss	(2,008)	(63)
Total stockholders’ equity	681,641	611,870
Total liabilities and stockholders’ equity	$757,982	$894,547

Consolidated Statements of Cash Flows for the Third Quarter Ended
September 30, 2026 and September 30, 2025
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
$ in thousands	2026	2025	2026	2025
Cash flows from operating activities:
Net (loss) income	$(91,854)	$2,521	$(174,366)	$(288,084)
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization expense	6,632	4,127	20,519	11,048
Amortization of debt discount and issuance costs	43	2,159	125	6,949
Accretion of discount on investments in debt securities	(179)	(125)	(817)	(125)
Equity-based compensation expense	4,624	5,321	12,790	17,040
Goodwill impairment	76,737	—	76,737	70,636
Non-cash lease expense	244	1,330	673	1,954
Provision for doubtful accounts	—	—	42	351
Loss on extinguishment of debt	—	—	15,826	2,577
(Decrease) increase in fair value of derivatives	(4,228)	(26,125)	16,368	142,962
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(9,496)	3,972	(18,364)	14,239
(Increase) in contract assets	(1,257)	(1,479)	(1,039)	(1,285)
(Increase) in prepaid expenses and other assets	(434)	(2,546)	(6,437)	(3,138)
(Decrease) increase in accounts payable	(2,998)	2,150	2,004	(2,889)
Increase in accrued expenses	1,285	1,749	701	6,514
Increase (decrease) in contract liabilities	11,052	(959)	6,510	966
Increase (decrease) in other liabilities	279	(1,680)	(1,030)	168
Net cash used in operating activities	(9,550)	(9,585)	(49,758)	(20,117)
Cash flows from investing activities:
Purchases of investments in debt securities	(61,639)	(258,739)	(140,625)	(258,739)
Proceeds from maturities and sales of investments in debt securities	112,412	—	191,898	—
Acquisition of businesses, net of cash acquired	—	—	(10,183)	—
Purchases of property and equipment	(244)	(188)	(879)	(273)
Capitalized software development costs	—	(1,142)	—	(3,841)
Net cash provided by (used in) investing activities	50,529	(260,069)	40,211	(262,853)
Cash flows from financing activities:
Proceeds from issuance of shares for exercised RDO and PIPE warrants	—	—	—	64,673
Payment of Private Placement and Registered Direct Offering transaction costs	—	—	—	(551)
Proceeds from at-the-market offering	—	337,073	—	637,073
Payment of transaction costs for at-the-market offering	—	(3,034)	—	(8,284)
Repayment of short-term borrowings	—	(367)	—	(818)
Payment of debt issuance costs to third parties	—	—	—	(4,679)
Payment of deferred purchase consideration	—	—	(4,523)	—
Proceeds from exercise of options	—	1,971	80	3,604
Issuance of common stock upon ESPP purchase	—	—	1,590	1,069
Payments of tax withholding from the issuance of common stock	(282)	(358)	(1,629)	(2,037)
Net cash (used in) provided by financing activities	(282)	335,285	(4,482)	690,050
Effect of foreign currency rate changes on cash, cash equivalents, and restricted cash	37	104	181	(641)
Net increase (decrease) in cash, cash equivalents, and restricted cash	40,734	65,735	(13,848)	406,439
Cash, cash equivalents, and restricted cash at the beginning of the period	38,065	390,845	92,647	50,141
Cash, cash equivalents, and restricted cash at the end of the period	$78,799	$456,580	$78,799	$456,580

EBITDA* and Adjusted EBITDA* for the Third Quarter
September 30, 2026 and September 30, 2025
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
$ thousands	2026	2025	2026	2025
Net (loss) income	$(91,854)	$2,521	$(174,366)	$(288,084)
Interest expense	307	4,604	931	14,139
Interest income	(3,821)	(4,306)	(11,423)	(6,566)
Income tax (benefit) expense	(567)	17	(548)	56
Depreciation and amortization	6,632	4,127	20,519	11,048
EBITDA	(89,303)	6,963	(164,887)	(269,407)
Adjustments:
Equity-based compensation	4,624	5,321	12,790	17,040
Employer payroll taxes related to equity-based compensation(1)	110	260	2,134	1,886
Net (decrease) increase in fair value of derivatives(2)	(4,228)	(26,125)	16,368	142,962
Restructuring charges(3)	64	660	448	4,257
Non-recurring strategic initiatives(4)	224	3,520	4,444	5,131
Non-recurring litigation(5)	525	—	1,194	30
Transaction expenses(6)	59	—	2,092	—
Non-recurring integration costs(7)	2,108	—	2,266	—
Goodwill impairment(8)	76,737	—	76,737	70,636
Loss on extinguishment of debt(9)	—	—	15,826	2,577
Adjusted EBITDA	$(9,080)	$(9,401)	$(30,588)	$(24,888)

(1)	Includes employer payroll taxes due upon the vesting of equity awards granted to employees.
(2)	The change in fair value of derivatives during the three months ended September 30, 2026 consists of net gains related to the fair market value adjustments on the 2025 RDO Warrants, IPO private warrants, and 2026 Notes Conversion Option. The change in fair value of derivatives during the nine months ended September 30, 2026 primarily relates to a $28.3 million mark-to-market loss for the 2029 Notes Conversion Options immediately prior to conversion. This was offset by net gains related to the fair market value adjustments on the 2025 RDO Warrants, IPO private warrants, and 2026 Notes Conversion Option of $11.9 million.

The change in fair value of derivatives during the three months ended September 30, 2025 relates to the remeasurement of the 2025 RDO Warrants, IPO private warrants, and the 2026 and 2029 Notes Conversion Option derivative liabilities. The change during the nine months ended September 30, 2025, includes a $14.0 million loss recorded upon the exercise of the 2024 RDO and 2024 PIPE Warrants and issuance of the 2025 RDO Warrants in 2025 in connection with the warrant exercise agreements entered into on February 5, 2025, a $59.9 million mark-to market loss for the 2029 Notes Conversion Options immediately prior to the partial conversion, and net losses related to the fair market value adjustments on the 2025 RDO Warrants, IPO private warrants, and the 2026 and 2029 Notes Conversion Options of $69.1 million.
(3)	Includes employee separation costs which are associated with strategic reviews of the Company’s capacity and future projections to better align the organization and cost structure and improve the affordability of its products and services.
(4)	Non-recurring professional fees incurred in connection with discrete, non-recurring strategic initiatives, including business transformation and strategy realignment consulting services which management does not consider part of the Company’s ongoing operating expenses.
(5)	Non-recurring litigation consists primarily of legal settlements and related fees for specific proceedings that we have determined arise outside of the ordinary course of business based on the following considerations which we assess regularly: (1) the frequency of similar cases that have been brought to date, or are expected to be brought within two years; (2) the complexity of the case; (3) the nature of the remedy(ies) sought, including the size of any monetary damages sought; (4) offensive versus defensive posture of us; (5) the counterparty involved; and (6) our overall litigation strategy.
(6)	Transaction expenses during the nine months ended September 30, 2026 consist primarily of diligence, legal and other related expenses incurred associated with the Ask Sage and CargoSeer acquisitions, as well as costs associated with evaluating other acquisition opportunities.
(7)	Non-recurring internal integration costs related to the Ask Sage acquisition.
(8)	During three and nine months ended September 30, 2026, the company recognized a non-cash goodwill impairment charge primarily driven by a change in forecast during the third quarter of 2026.

During the nine months ended September 30, 2025, the company recognized a non-cash goodwill impairment charge primarily driven by a change in forecast during the second quarter of 2025.
(9)	Loss on extinguishment of debt is related to voluntary conversions of the 2029 Notes to common stock and the related extinguishment of unamortized debt discount and debt costs.
*EBITDA and Adjusted EBITDA are non-GAAP financial measures. See the “Non-GAAP Financial Measures” section in this press release for additional information and reconciliations.

Forward-Looking Statements

This release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “project,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding our industry, future events, and other statements that are not historical facts. These statements are based on current expectations and beliefs concerning future developments and their potential effects on us and should not be relied upon as representing BigBear.ai’s assessment as of any date subsequent to the date of this release. There can be no assurance that future developments affecting us will be those that we have anticipated. Many actual events and circumstances are beyond our control. These forward-looking statements are subject to a number of risks and uncertainties, including those relating to: changes in domestic and foreign business, market, financial, political, and legal conditions; the uncertainty of projected financial information; delays caused by factors outside of our control, including changes in fiscal or contracting policies or decreases in available government funding, including as a result of events such as war, incidents of terrorism, natural disasters, and public health concerns or epidemics; changes in government programs or applicable requirements; budgetary constraints, including any potential constraints as a result of recent or future federal government layoffs, including automatic reductions as a result of “sequestration” or similar measures and constraints imposed by any lapses in appropriations for the federal government or certain of its departments and agencies, including government shutdowns or the ability of the U.S. federal government to unilaterally cancel a contract with or without cause, and more specifically, the potential impact of the U.S. DOGE Service Temporary Organization on government spending and terminating contracts for convenience; the failure of contracts comprising backlog to result in revenue due to changes in funding, terminations for convenience, or option periods going unexercised; the impact of tariffs or other restrictive trade measures; implementation of spending limits or changes in budgetary constraints; influence by, or competition from, third parties with respect to pending, new, or existing contracts with government customers; changes in our ability to successfully compete for and receive task orders and generate revenue under Indefinite Delivery/Indefinite Quantity contracts; our ability to realize the benefits of the strategic partnerships; risks that the new businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings; failure to realize anticipated benefits of the combined operations; potential delays or changes in the government appropriations or procurement processes; risks regarding the market and our customers accepting and adopting our products, including future new product offerings; the high degree of uncertainty of the level of demand for, and market utilization of, our solutions and products; our ability to successfully execute and realize the benefits of joint ventures, channel sales relationships, partnerships, strategic alliances, subcontracting opportunities, customer contracts and other commercial agreements to which we are a party; and those factors discussed in the Company’s reports and other documents filed with the SEC, including under the heading “Risk Factors.” If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from those projected by these forward-looking statements.

There may be additional risks that we presently do not know or that we currently believe are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect our expectations, plans or forecasts of future events and views as of the date of this release. We anticipate that subsequent events and developments will cause our assessments to change. However, we specifically disclaim any obligation to do so. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Non-GAAP Financial Measures

The financial information and data contained in this press release is unaudited. Some of the financial information and data contained in this press release, such as EBITDA and Adjusted EBITDA, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). To supplement our unaudited condensed consolidated financial statements, which are prepared and presented in accordance with GAAP in our press release, we also report certain non-GAAP financial measures. A “non-GAAP financial measure” refers to a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in such company’s financial statements. Non-GAAP financial measures should not be considered in isolation or as a substitute for the relevant GAAP measures and should be read in conjunction with information presented on a GAAP basis. Because not all companies use identical calculations, our presentation of non-GAAP measures may not be comparable to other similarly titled measures of other companies.

The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP and should not be considered measures of BigBear.ai’s liquidity. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of certain items, as defined in our non-GAAP definitions below, which are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be different from non-GAAP financial measures used by other companies, even where similarly titled, limiting their usefulness for comparison purposes and therefore should not be used to compare BigBear.ai’s performance to that of other companies. We endeavor to compensate for the limitation of the non-GAAP financial measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP financial measures.

We believe these non-GAAP financial measures provide investors and analysts with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key measures used by management to operate and analyze our business over different periods of time.

EBITDA is defined as net (loss) income before interest expense, interest income, income tax (benefit) expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted for equity-based compensation, employer payroll taxes related to equity-based compensation, net (decrease) increase in fair value of derivatives, restructuring charges, non-recurring strategic initiatives, non-recurring litigation, transaction expenses, non-recurring integration costs, goodwill impairment, and loss on extinguishment of debt.

Similar excluded expenses may be incurred in future periods when calculating these measures. BigBear.ai believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. BigBear.ai believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends and in comparing BigBear.ai’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expense and income items are excluded or included in determining these non-GAAP financial measures.

Management uses EBITDA and Adjusted EBITDA as non-GAAP performance measures which are reconciled to the most directly comparable GAAP measure, in the tables included in this release. The Company does not reconcile forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure (or otherwise describe such forward-looking GAAP measure) because it is not able to forecast the most directly comparable measure calculated and presented in accordance with GAAP without unreasonable effort. Certain elements of the composition of the GAAP amounts are not predictable, making it impracticable for the Company to forecast. As a result, no guidance for the Company’s net (loss) income or reconciliation of the Company’s Adjusted EBITDA guidance is provided. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a potentially significant impact on its future net (loss) income.

Total contract value (“TCV”) represents the total potential value of the awards, including unexercised options and ceiling values, and does not necessarily reflect funded amounts. For U.S. government contracts, TCV generally exceeds the amount currently funded, because government customers typically fund contracts incrementally as appropriations become available, and option periods are exercisable at the government’s sole discretion. In addition, U.S. government contracts are generally subject to termination for the convenience of the government, as well as reductions in scope, funding delays and other modifications. As a result, the amount and timing of revenue BigBear.ai ultimately realizes from these awards may differ materially from the TCV presented.

For additional information, including BigBear.ai’s definition of backlog, see its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. As of September 30, 2026, BigBear.ai’s total backlog was approximately $330 million, of which approximately 23% was funded.

About BigBear.ai
BigBear.ai is a specialized security and defense technology company providing mission-ready AI. Focused on National Security and Trade & Travel, we build and deploy AI-powered technology, solutions, and services to deliver enduring strategic advantage for the United States, its allies and partners, and critical industries. Headquartered in McLean, Virginia, BigBear.ai is a public company traded on the NYSE under the symbol BBAI. For more information, visit https://BigBear.ai.

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